ADDENDUM TO BUSINESS FINANCING AGREEMENT AND
                        AGREEMENT FOR WHOLESALE FINANCING

      This Addendum is made to (i) that certain Business Financing Agreement executed on the 31st day August, 2000, between ePlus Technology, inc. ("Dealer") and Deutsche Financial Services Corporation ("DFS"), as amended ("BFA") and (ii) that certain Agreement for Wholesale Financing between Dealer and DFS dated August 31, 2000, as amended ("AWF").

      FOR VALUE RECEIVED, DFS and Dealer agree as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

      1.  Section 2.1 of the BFA is hereby amended in its entirety as follows:

        2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, DFS agrees to provide to Dealer an Accounts Receivable Facility of FIVE MILLION DOLLARS ($5,000,000). DFS' decision to advance funds will not be binding until the funds are actually advanced.

      2. Section 7.1.1 of the BFA is hereby amended to read as follows:

               "7.1.1 Termination Privilege. Despite anything to the contrary in
               Section 7.1 of this Agreement, this Agreement may be terminated by Dealer at any time upon ninety (90) days prior written notice and payment to DFS of the following sum (in addition to payment of all Obligations, whether or not by their terms then due) which sum represents liquidated damages for the loss of the bargain and not as a penalty, and the same is hereby acknowledged by Dealer:
               (i) if Dealer's termination occurs at any time from the date hereof up to and including the date preceding the first anniversary of the date hereof, the sum shall equal Ninety-Two Thousand Five Hundred Dollars ($92,500.00); and (ii) if Dealer's termination occurs at any time from the first anniversary of the date hereof up to and including the date preceding the second anniversary of the the date hereof, the sum shall equal Forty-Six Thousand Two Hundred Fifty Dollars ($46,250,000). This sum will also be paid by Dealer if the Agreement is terminated by DFS on account of Dealer's Default, but shall not be payable if the Agreement is terminated by DFS absent a Default by Dealer."

     3. The following paragraph is incorporated into the BFA as if fully and originally set forth therein:

               "Unused Line Fee. If, at any time from and after August 31, 2001, the Average  Loan  Balance (as defined  below) for any  calendar month is less than Fifty Percent (50%) of the Accounts Receivable Facility then Dealer agrees to pay DFS a monthly unused line fee in an amount equal to fifteen one hundredths of a percent (0.15%) of the difference between (a) the total Accounts Receivable Facility minus (b) the Average Loan Balance for such month. The "Average Loan Balance" is equal to (1) the sum of the Daily Loan Balances (as defined below) during a billing period; divided by (2) the actual number of days in such billing period. The "Daily Loan Balance" is equal to the amount of the outstanding principal debt which Dealer owes to DFS on the Accounts Receivable Facility at the end of each day (including the amount of all Electronic Transfers authorized) after DFS has credited the payments which it has received on the Accounts Receivable Facility. The Daily Loan Balance shall not be subject to Section 3.8 of the Agreement. Such unused line fee shall be payable monthly in arrears and due pursuant to the monthly billing statement. Once received by DFS, a line fee shall not be refundable by DFS for any reason."

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     4.   The following  paragraph is incorporated  into the BFA as Section 8.10 and into the AWF as Section 26.10, as if fully and originally set forth therein:

                "Negotiation. Notwithstanding the foregoing, Dealer and DFS shall attempt in good faith to resolve any Disputes promptly by negotiations between Dealer and DFS prior to the filing of an arbitration claim."

      5.  Section 2 of the AWF is hereby amended in its entirety as follows:

                "2. Financing Terms and Statements of Transaction. Dealer and DFS agree that certain financial terms of any advance made by DFS under this Agreement, whether regarding finance charges, other fees, maturities, curtailments or other financial terms, are not set forth herein because such terms depend, in part, upon the availability of Vendor discounts, payment terms or other incentives, prevailing economic conditions, DFS' floorplanning volume with Dealer and with Dealer's Vendors, and other economic factors which may vary over time. Dealer and DFS further agree that it is therefore in their mutual best interest to set forth in this Agreement only the general terms of Dealer's financing arrangement with DFS. Upon agreeing to finance a particular item of inventory for Dealer, DFS will send Dealer a Statement of Transaction identifying such inventory and the applicable financial terms. Unless Dealer notifies DFS in writing of any objection within twenty (20) days after a Statement of Transaction is mailed to Dealer: (a) the amount shown on such Statement of Transaction will be an account stated; (b) Dealer will have agreed to all rates, charges and other terms shown on such Statement of Transaction; (c) Dealer will have agreed that DFS is financing the items of inventory referenced in such Statement of Transaction at Dealer's request; and (d) such Statement of Transaction will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto. If Dealer objects to the terms of any Statement of Transaction, Dealer agrees to pay DFS for such inventory in accordance with the most recent terms for similar inventory to which Dealer has not objected (or, if there are no prior terms, at the lesser of 16% per annum or at the maximum lawful contract rate of interest permitted under applicable law), but Dealer acknowledges that DFS may then elect to terminate Dealer's financing program pursuant to Section 17, and cease making additional advances to Dealer. However, such termination will not accelerate the maturities of advances previously made, unless Dealer shall otherwise be in default of this Agreement."

      6.  Section 2.2 of the BFA is hereby amended in its entirety as follows:

               "2.2 Payments. DFS will send Dealer a monthly billing statement(s) identifying all charges due on Dealer's account with DFS. The interest and fee charges specified on each billing statement will be: (a) due and payable in full immediately on receipt, and (b) an account stated, unless DFS receives Dealer's written objection thereto within twenty (20) days after it is mailed to Dealer. If DFS does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer's account with DFS during the immediately preceding month, Dealer will (to the extent allowed by law) pay DFS a late fee ("Late Fee") equal to the greater of $5 or 5% of the amount of such finance charges (payment of the Late Fee does not waive the default caused by the late payment). Dealer will also pay DFS $100 for each of Dealer's checks returned unpaid for insufficient funds (an "NSF check") (such $100 payment repays DFS' estimated administrative costs; it does not waive the default caused by the NSF check). DFS may adjust the billing statement at any time to conform to applicable law and this Agreement. Dealer waives the right to direct the application of any payments hereafter received by DFS on account

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               of the Obligations.  DFS will have the continuing exclusive right to apply and reapply any and all such payments in such manner as DFS may deem advisable notwithstanding any entry by DFS upon its books and records."

         All other terms and provision of the BFA and AWF, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, Dealer and DFS have both read this Addendum to the Business Financing Agreement and Agreement for Wholesale Financing, understand all the terms and provisions hereof and agree to be bound thereby and subject thereto as of this day of ___________________, 2001.

                                         ePLUS TECHNOLOGY, inc.
Attest:
                                         By:_________________________________
                                         Title:_______________________________
(Assistant) Secretary

                                         DEUTSCHE FINANCIAL SERVICES CORPORATION

                                         By:________________________________
                                         Title:_______________________________


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